                                                                    Exhibit 99.3


Contact:          Kevin Pursglove, eBay, 408-376-7458, kevinp@ebay.com
                  Vince Sollitto, PayPal, 888-337-3533, vsollitto@paypal.com

                             EBAY TO ACQUIRE PAYPAL
         - SHARED MISSION WILL EXPAND PLATFORMS AND BENEFIT CONSUMERS -
               - EBAY ANNOUNCES RESULTS FOR SECOND QUARTER 2002 -

San Jose and Mountain View, CA, July 8, 2002 - In a move that will help millions of Internet users buy and sell online, eBay Inc. (Nasdaq: EBAY; www.ebay.com), the world's online marketplace, today announced that it has agreed to acquire PayPal, Inc. (Nasdaq: PYPL; www.paypal.com), the global payments platform. The acquisition, which is subject to various stockholder, government and regulatory approvals, is expected to close around year-end 2002.

A natural extension of eBay's trading platform, the acquisition supports the company's mission to create an efficient global online marketplace. Payment is a vital function in trading on eBay and integrating PayPal's functionality into the eBay platform will fundamentally strengthen the user experience and allow buyers and sellers to trade with greater ease, speed and safety.

The agreement also should benefit eBay shareholders. The combination of the two networks should expand both platforms while minimizing shared operational costs. Strengthening the marketplace and realizing the efficiencies made possible by the acquisition will increase the value of both businesses.

eBay will acquire all of the outstanding shares of PayPal in a tax-free, stock-for-stock transaction using a fixed exchange ratio of 0.39 eBay shares for each PayPal share. Based on eBay's stock price on July 5, 2002, the acquisition is valued at $1.5 billion. According to preliminary estimates, the recognized purchase price is also expected to include approximately $18 million for acquisition-related costs. The calculation of the final purchase price may vary significantly from these estimates, and will depend upon a number of factors, including the length of time necessary to close the transaction, and the value of eBay stock at closing.

The transaction is expected to be immediately accretive to eBay's pro-forma earnings per share. On a GAAP basis the company will initially incur incremental charges for stock-based compensation and amortization of intangible assets of approximately $4 million and $9 million per quarter, respectively. Accordingly, eBay expects the transaction to be dilutive on a GAAP reported basis.

"eBay and PayPal have complementary missions. We both empower people to buy and sell online," said Meg Whitman, President and CEO of eBay. "Together we can improve the user experience and make online trading more compelling. We can also capture greater value from the e-commerce opportunities occurring both on and off our site."

"eBay and PayPal have built vibrant user networks on the Internet," said Peter Thiel, Founder and CEO of PayPal. "The beauty of this deal is that it will allow us to offer our communities new tools and added flexibility to do more business. Integrating our services is a win-win situation for millions of current and future online consumers."

PayPal, which will continue to operate as an independent brand, is a leading online payments solution. Approximately 60% of PayPal's business takes place on eBay, making it the most preferred electronic payment method among eBay users. The remaining 40% occurs primarily among small merchants who constitute a potential new audience for eBay. Likewise, eBay's community of 46 million users worldwide represents a growth opportunity for PayPal. eBay's current payment service, eBay Payments by Billpoint, will be phased out after the close of the transaction.

PayPal will continue to provide a variety of consumer services, including its popular Web Accept product, which makes it possible for independent online merchants to accept payment directly at their web sites. In view of the uncertain regulatory environment surrounding online gaming, eBay plans to phase out PayPal's gaming business after the transaction closes. Gaming providers who use PayPal will have ample opportunity to find alternative payment solutions.

As part of today's announcement, eBay is also releasing results for the quarter ended June 30, 2002. Consolidated net revenues for Q2-02 are approximately $266 million, GAAP net income totaled $54.3 million or $0.19 per diluted share, with a gross margin of 83% and pro forma operating margin of 30%. The company also announced that pro forma earnings per share was $0.19. The company's previously issued guidance estimated that revenues would be in the range of $260 to $265 million and that pro forma earnings per share would be $0.17. These stronger than expected results were highlighted by an accelerating US transaction business, which grew 48% year-over-year, combined with year-over-year growth from international operations of 148%.

On June 12, 2002, PayPal announced that its Q2-02 revenues could range between $53 million and $54 million, and pro forma earnings per share could range between $0.08 and $0.09. Additionally, PayPal estimated that its total payment volume could range from $1.61 billion to $1.63 billion.

eBay's complete second quarter earnings results will be announced on July 18, 2002. PayPal's second quarter results will be announced on July 24, 2002.

ABOUT EBAY

eBay is the world's online marketplace(TM). Founded in 1995, eBay created a powerful platform for the sale of goods and services by a passionate community of individuals and businesses. On any given day, there are millions of items across thousands of categories for sale on eBay through auction or fixed price formats. eBay enables trade on a local, national and international basis with customized sites in markets around the world.

ABOUT PAYPAL

PayPal enables any business or consumer with email to send and receive Internet payments securely, conveniently and cost-effectively. PayPal's account-based network builds on the existing financial infrastructure of bank accounts and credit cards to create a global payment system. Based in Mountain View, California, PayPal is available to users in 38 countries including the United States.

FORWARD LOOKING STATEMENT

This announcement contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, the receipt and timing of regulatory approvals for the transaction, the possibility that the transaction will not close, the reaction of the users of each service to the transaction, the future growth of the PayPal service, the individual risks faced by each company, and the possibility that integration following closing will prove more difficult than expected. More information about potential factors which could affect either company's business and financial results is included in each company's Annual Report on Form 10-K for the year ended December 31, 2001, and each company's Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. All forward-looking statements are based on information available to eBay and PayPal on the date hereof, and neither company assumes any obligation to update such statements.

Investors and security holders are urged to read the proxy statement/prospectus regarding the business combination transactions referenced in this press release, when they become available, because they will contain important information. The proxy statement/prospectus will be filed with the Securities and Exchange Commission by eBay. Investors and security holders may obtain a free copy of the proxy statement/prospectus, when available, and other documents filed by eBay and PayPal with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the proxy statement/prospectus and eBay's other filings with the Commission may also be obtained by directing a request to investorrelations@ebay.com. Free copies of PayPal's filings may be obtained by directing a request to investorrelations@paypal.com.

                                       ###